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                                                                   EXHIBIT 10.19

GRACE

                                                          W. R. Grace & Co.
                                                          7500 Grace Drive
                                                          Columbia, MD  21044


November 6, 2002



Mr. Paul J. Norris
W. R. Grace & Co.
7500 Grace Drive
Columbia, MD   21044

Dear Paul:

As you and the Compensation Committee have discussed, this letter agreement concerns your continued employment with W. R. Grace & Co. - Conn. (the "Company").

The Board is pleased that you have agreed to continue your employment with the Company until at least the expiration of the "Initial Term" of your employment agreement with the Company, dated January 1, 2001 (the "2001 Employment Agreement"). As you know, the Initial Term of the 2001 Employment Agreement will expire on December 31, 2002.

In addition, this letter amends the 2001 Employment Agreement as specified below, in accordance with section 26(b) of the 2001 Employment Agreement.

If you agree with the terms of this letter and the amendments specified below, please sign this letter where indicated and return a signed original copy to me.

Amendments To The 2001 Employment Agreement

Effective January 1, 2003, the 2001 Employment Agreement is hereby amended as follows:

Section 2 is amended by adding the following after subsection (b):

"c) Notwithstanding any other provision of this Agreement to the contrary, Executive shall be entitled to provide prior notice on any date on or after January 1, 2003 specifying his date of resignation of employment with the Company (in accordance with the provisions of this sentence), with a last date of employment effective as of any date on or after June 30, 2003; provided that Executive has delivered to the Chairman of the Compensation Committee of the Company's Board of Directors a written notice

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Mr. P. J. Norris
Page 2
November 6, 2002


specifying the effective date of Executive's last date of employment at least 180 calendar days prior to the effective date specified as his last date of employment.

"d) Notwithstanding any other provision of this Agreement to the contrary, the Executive shall be entitled to the following benefits, if the Executive resigns in a manner that complies with the requirements of Section 2(c), or if the Executive terminates his employment with the Company on the basis of Constructive Discharge, or if the Executive's employment terminates as a result of his death or Disability, or if the Executive is terminated by the Company for any reason other than for Cause:

o A pro-rated award under the Company's Annual Incentive Compensation Program under Section 3(b);

o   A lump sum cash supplemental pension payment under Section 7;

o   Residential relocation assistance under Section 10; and

o A pro-rated payment of the cash component of any award made to Executive under any Company Long Term Incentive Program, calculated and paid in accordance with the provisions of Section 3(g) below.

"Notwithstanding any other provision of this Agreement to the contrary, the Executive shall not be entitled to any of the benefits specified above in this
Section 2(d), if the Executive's employment with the Company is terminated for Cause, or terminates under any other circumstances, except those circumstances specified above in this Section 2(d)."

The fourth sentence of Section 3(b) is amended to read as follows:

"Subject to Section 2(d), for the calendar year in which Executive's employment with the Company terminates, Executive or his beneficiary shall receive an award under the Annual Incentive Compensation Program at the time that Executive would have received such award had his employment with the Company not terminated, in an amount equal to the product of (i) the award to which Executive would be entitled by operation of the Annual Incentive Compensation Program for performance in the year of Executive's employment termination, as if his employment had not terminated, and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through Executive's employment termination date, and the denominator of which is 365.

Section 3(f) is amended in its entirety to read as follows:

"f) Executive shall become entitled to receive, and shall receive: (i) on December 31, 2003, for services rendered for the 2003 calendar year, a retention bonus in an amount

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Mr. P. J. Norris
Page 3
November 6, 2002

that is equal to Executive's annual base salary (as of October 31, 2002) multiplied by a percentage that is two-times the "Executive Retention Bonus Percentage" (as defined below) applicable to the 2003 calendar year; and (ii) on December 31, 2004, for services rendered for the 2004 calendar year, a retention bonus in an amount that is equal to Executive's annual base salary (as of October 31, 2002) multiplied by a percentage that is two-times the Executive Retention Bonus Percentage applicable to the 2004 calendar year. The payments described in clause (i) and clause (ii) of the immediately preceding sentence are each referred to separately as a "Retention Bonus." If Executive's employment is terminated by the Company for Cause or by Executive other than on the basis of Constructive Discharge (including following a Change in Control), death or Disability, Executive shall not receive the Retention Bonus applicable to the calendar year in which Executive's last date of employment with the Company occurs. If Executive's employment is terminated by Executive on the basis of Constructive Discharge (including following a Change in Control), death or Disability, or by the Company without Cause, the Company shall pay to Executive a portion of the Retention Bonus applicable to the calendar year in which Executive's last date of employment with the Company occurs, which is equal to the product of (i) the amount of such Retention Bonus to which Executive would be entitled as if his employment had not terminated and (ii) a fraction, the numerator of which is the number of days in the applicable calendar year through Executive's employment termination date, and the denominator of which is 365. The Company shall make such payment within five business days of such termination. (In no event shall Executive be entitled to receive a Retention Bonus applicable to any calendar year commencing after the date Executive's employment with the Company terminates for any reason.)

"The "Executive Retention Bonus Percentage" means the greatest percentage of annual base salary authorized for any senior executive of the Company (not including the Executive) as a retention payment for the applicable calendar year, in accordance with an order of the United States Bankruptcy Court."

Section 3 is amended by adding the following after subsection (f):

"g) Subject to Section 2(d), upon termination of employment with the Company, Executive or his beneficiary shall receive a cash payment under each Long-Term Incentive Program award (an "LTIP Award") made to Executive, calculated and paid under the terms of this Section 3(g). With respect to each such LTIP Award, Executive will receive a cash payment at the time that Executive would have received such payment had his employment with the Company not terminated. Each such payment shall be in an amount equal to the product of (i) the cash payment to which Executive would be entitled by operation of the applicable LTIP Award, as if his employment had not terminated and (ii) a fraction, the numerator of which is the number of days in the applicable LTIP Award performance period through Executive's employment termination date, and the denominator of which is 1095. (The Executive's rights and

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Mr. P. J. Norris
Page 4
November 6, 2002

obligations regarding any stock option portion of any LTIP Award shall be governed by the provisions of the applicable Company Stock Option Plan.)

"h) Immediately upon Executive providing notice that he will resign his employment (or upon the sooner of the date the Company notifies Executive that he is to be terminated or the date Executive's employment with the Company actually terminates, if either such date occurs before Executive provides a notice of resignation), Executive shall cease to be eligible for any subsequent awards under any Company Long-Term Incentive Program."

The first sentence of Section 7(a) is amended to read as follows:

"Except as otherwise provided below, and subject to Section 2(d), Executive shall receive a supplemental pension from the Company, which considers all of Executive's prior years of actual service (i) with W. R. Grace & Co. from February 1968 to May 1969 and from February 8, 1971 to August 5, 1981, and (ii) with AlliedSignal from August 1989 to October 1998 (the "Prior Years of Service"), as if such service had been continuous service with the Company."

The first sentence of Section 7(e) is amended to read as follows:

"e) Notwithstanding anything to the contrary in this Agreement or in any plan or program relating to Executive's retirement benefits (but subject to Section 2(d)), the Company shall, immediately after the date of Executive's termination of employment with the Company, but in no event later than 30 business days after such date, pay to Executive, in a lump sum (such lump sum determined, except to the extent otherwise set forth in Section 7(b), in accordance with the methodology and assumptions specified under the Grace Salaried Retirement Plan), all supplemental retirement benefits payable to Executive by the Company (including pursuant to the supplemental pension arrangement and the SERP), whether or not payable pursuant to a plan of the Company."

The first sentence of Section 10 is amended to read as follows:

"Subject to Section 2(d), and subject to the restrictions set forth in this
Section 10, the Company shall, upon written request from Executive received by the Company after the date of Executive's termination of employment with the Company, provide to Executive all relocation assistance described in the Headquarters Office Relocation Policy (the "Policy") for current employees in effect as of the date of this Agreement (copy attached hereto)."

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Mr. P. J. Norris
Page 5
November 6, 2002

Effective Date Of Amendments

The amendments to the 2001 Employment Agreement that are specified above shall be effective January 1, 2003.

Non-Amended Provisions Of The 2001 Employment Agreement

The provisions of the 2001 Employment Agreement that are not amended by this letter agreement (including, but not limited to, the provisions of Section 10, "Relocation Assistance", other than the first sentence of that Section) shall remain in effect as provided by the terms of the 2001 Employment Agreement.



                                            Agreed:


                                            W. R. Grace & Co.


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                                            W. R. Grace & Co. - Conn.


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                                            Date

Agreed:


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Paul J. Norris


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Date